CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Accountant Review Reports dated August 23, 2022, relating to the balance sheets of Pro Music Rights, Inc. as of June 30, 2022, and the related statements of operations, changes in stockholders’ Equity, and cash flows for the period then ended, and the related notes to the financial statements.

 We also consent to the reference to us under the heading “Experts” in this registration.

Amjad N I Abu Khamis

Certified Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com